SCHEDULE 14A INFORMATION

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ADVANCED DIGITAL INFORMATION CORPORATION

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Advanced Digital Information Corporation

P.O. Box 97057

11431 Willows Road N.E.

Redmond, Washington 98073-9757

Notice of Annual Meeting of Shareholders

To Be Held March 15, 2006

DEAR SHAREHOLDERS:

The annual meeting of shareholders of Advanced Digital Information Corporation, a Washington corporation (“ADIC” or the “Company”), will be held on Wednesday, March 15, 2006, beginning at 10:00 a.m. local time, at The Silver Cloud Inn, 2122 152nd Avenue NE, Redmond, Washington, for the following purposes:

1.	To elect two directors to hold office for three-year terms;

2.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Only holders of record of shares of ADIC common stock at the close of business on January 26, 2006, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and adjournments or postponements thereof. Shareholders are cordially invited to attend the annual meeting in person.

By Order of the Board of Directors

Yukio Morikubo

General Counsel and Corporate Secretary

Redmond, Washington

February 10, 2006

Please complete, date, sign and mail promptly the enclosed proxy in the return envelope, whether or not you plan to attend the annual meeting.

Advanced Digital Information Corporation

P.O. Box 97057

11431 Willows Road N.E.

Redmond, Washington 98073-9757

Proxy Statement

This Proxy Statement, which was first mailed to shareholders of Advanced Digital Information Corporation (“ADIC” or the “Company”) on or about February 10, 2006, is furnished to shareholders of the Company in connection with the solicitation of proxies by the Company’s Board of Directors for the annual meeting of shareholders to be held on Wednesday, March 15, 2006, beginning at 10:00 a.m. local time, at The Silver Cloud Inn, 2122 152nd Avenue NE, Redmond, Washington, and any adjournments or postponements thereof.

If the enclosed form of proxy is properly executed and returned, it will be voted in accordance with the instructions given, unless revoked. A proxy may be revoked in writing at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the annual meeting and voting in person. Shareholders are entitled to one vote for each share of common stock held of record at the close of business on January 26, 2006, the record date for the annual meeting. On that date, there were 61,846,022 shares of common stock outstanding, the only class of securities of the Company entitled to vote at the annual meeting. Holders of a majority of those shares, present in person or represented by proxy, will constitute a quorum.

The two nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast at the annual meeting will be elected directors. Holders of common stock are not entitled to cumulate votes in the election of directors. Abstention from voting on the election of directors will have no impact on the outcome of this proposal since no vote has been cast in favor of any nominee. Because brokers and other nominees who hold shares for the accounts of their clients generally have discretionary authority under current NASDAQ rules and applicable law to vote such shares with respect to the election of directors in the absence of voting instructions from their clients, there can be no “broker nonvotes” on this matter.

The cost of soliciting proxies will be borne by the Company. Proxies will be solicited by certain of the Company’s directors, officers and regular employees (“Team Members”), without additional compensation, personally or by telephone, email or fax. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners.

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. One class is elected each year by the shareholders. At the annual meeting, two directors will be elected to serve for terms of three years expiring on the date of the annual meeting of shareholders in 2009. The nominees, Mr. Christopher T. Bayley and Mr. Frank M. (“Pete”) Higgins, currently serve as directors of the Company. If elected, each nominee will continue in office until his successor has been elected or until his resignation or removal in the manner provided by the Restated Bylaws of the Company. The names of directors whose terms will continue after the annual meeting are also listed below. No family relationship exists among any of the Company’s directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer.

Unless otherwise instructed, the persons named in the accompanying proxy intend to vote shares represented by properly executed proxies for the nominees named below. If the nominees become unavailable to serve, the persons named in the accompanying proxy may vote for or against a substitute nominee in accordance with their judgment.

Nominees to Serve Until 2009

CHRISTOPHER T. BAYLEY.    Mr. Bayley, 67, has served as a director of ADIC since 1996. From 1987 to 1996, Mr. Bayley served as a director of Interpoint Corporation, which owned ADIC from 1994 to 1996. He has served as Chairman of Dylan Bay Companies, a private investment company, since 1995 and was Chairman of New Pacific Partners, a Seattle and Hong Kong-based investment bank from 1992 to 1995. Mr. Bayley served as President and Chief Executive Officer of Glacier Park Company, a real estate development firm, from 1985 to 1992, and was Senior Vice President, Corporate Affairs, of Burlington Resources Inc., its holding company, from 1989 to 1992. Mr. Bayley is a director of The Commerce Bank of Washington and Hyperion Innovations. He chairs the boards of Stewardship Partners, and Classic KING-FM and is a board member of the E. B. Dunn Historic Garden Trust, Discovery Institute, and the Sabre Foundation. He holds an A.B. in history from Harvard University and a J.D. from Harvard Law School.

FRANK M. (“PETE”) HIGGINS.    Mr. Higgins, 48, has served as a director of ADIC since December 2002. Since March 2000, Mr. Higgins has been a partner at Second Avenue Partners, a Seattle-based venture capital firm of which he is a co-founder. In 1999, Mr. Higgins ended his 16-year career with Microsoft Corporation most recently as Group Vice President of the Interactive Media Group with responsibility for Microsoft’s online and consumer software businesses. Mr. Higgins is a director of HouseValues, Inc., a publicly traded company, and several private companies, including Bocada, Inc., Insitu Group and Ice Energy LLC. He is an executive advisor for the private equity firm Hellman Friedman, and is a strategic director of the venture capital group, Madrona Investments, LLC. Mr. Higgins also serves on the Board of Trustees for Stanford University and Long Live the Kings. Mr. Higgins holds an undergraduate degree in economics and history and an M.B.A. from Stanford University.

The Board of Directors recommends that shareholders vote FOR the nominees listed above.

Continuing Directors

TOM A. ALBERG.    Mr. Alberg, 65, has served as a director of the Company since 1998. His current term as a director expires in 2007. He has been a principal of Madrona Investment Group LLC, a private venture investment firm, since January 1996. Prior to joining Madrona, Mr. Alberg was the President, Chief Operating Officer and a director of LIN Broadcasting Corporation, a cellular telephone company, from 1991 to 1995, and an Executive Vice President of AT&T Wireless Services, formerly McCaw Cellular Communications, Inc. from 1990 to 1995. Prior to 1990, Mr. Alberg was Chairman of the Executive Committee and a partner in the law firm of Perkins Coie LLP. Mr. Alberg currently serves as a director of Amazon.com, Inc., and several private companies. He holds an A.B. from Harvard University and a J.D. from Columbia Law School.

JOHN W. STANTON.    Mr. Stanton, 50, has served as a director of ADIC since 1989, which includes the period during which ADIC was owned by Interpoint Corporation from 1994 to 1996. His current term as director expires in 2008. He also served as a director of Interpoint from 1988 until its acquisition by Crane Co. in October 1996. Mr. Stanton served as Chief Executive Officer of Western Wireless Corporation, a wireless communications provider, and its predecessor companies until shortly after its acquisition by ALLTEL Corporation in 2005. He is currently engaged in private investment activities including Trilogy Partners, and public policy activities. Mr. Stanton serves as a director of Columbia Sportswear and Hutchison Telecommunications International LTD., both of which are publicly traded, and as a Trustee of Whitman College. He holds a B.A. in political science from Whitman College and an M.B.A. from Harvard Business School.

PETER H. VAN OPPEN.    Mr. van Oppen, 53, has served as a director of ADIC since 1984. His current term as a director expires in 2008. He has served as Chair of the Board and Chief Executive Officer since 1994, overseeing ADIC’s transition to an independent, publicly traded company in 1996. From 1985 to 1996, he served in various positions including Chairman of the Board, President and Chief Executive Officer of Interpoint Corporation, which owned ADIC from 1994 to 1996. Interpoint Corporation was acquired by Crane Co. in October 1996. Prior to 1985, Mr. van Oppen served as a managing consultant at Price Waterhouse LLP and Bain & Company. He currently serves as a director of The Basketball Club of Seattle, LLC, and has served as a director of numerous public corporations and private entities. He is a Trustee of Whitman College and a member of the American Institute of Certified Public Accountants on inactive status. Mr. van Oppen holds a B.A. in political science from Whitman College and an M.B.A. from Harvard Business School, where he was a Baker Scholar.

WALTER F. WALKER.     Mr. Walker, 51, has served as a director of ADIC since 1996 and served as a director of Interpoint from 1995 to 1996, which owned ADIC from 1994 to 1996. His current term as a director expires in 2007. Mr. Walker serves as President, CEO and director of The Basketball Club of Seattle, LLC, a private entity that operates the NBA Seattle Sonics and WNBA Seattle Storm basketball teams. From 1994 to 2001, he served as President of the Seattle Sonics, a subsidiary of Ackerley Communications, Inc. He served as President of Walker Capital, a money management firm, during 1994, and as Vice President of Goldman Sachs & Co., an investment banking firm, from 1987 to 1994. Mr. Walker serves as a director of LaserCard Corporation. Mr. Walker is a member of the Institute of Chartered Financial Analysts. He holds a B.A. in psychology from the University of Virginia and an M.B.A. from Stanford University.

BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE

There currently are six members of the Company’s Board of Directors. With the exception of Mr. van Oppen, who serves as the Company’s Chief Executive Officer, all of the current directors are “independent” as defined by NASDAQ. The independent directors regularly have the opportunity to meet without Mr. van Oppen in attendance under the direction of the Lead Independent Director, Mr. Bayley. During the last fiscal year, there were five meetings of the Board of Directors, and all directors attended at least 75% of all board meetings and meetings of committees of which they were members. The Company does not have a specific policy regarding attendance at the annual shareholder meeting; however, all directors are encouraged to attend if available, and the Company tries to ensure that at least one independent director is present at the annual meeting and available to answer any shareholder questions. Mr. van Oppen and Mr. Stanton, were present at last year’s annual meeting of shareholders.

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The current charters of each of these committees, as well as of the charter of the Lead Independent Director, have been adopted by the Board and are available on the Company’s Internet site, www.adic.com/corporategovernance. Also posted on that site is a description of the process for shareholders to send communications to the Board.

Audit Committee

The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of its financial statements. The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of the Company’s independent auditors.

During the past fiscal year, the Audit Committee was composed of Messrs. Walker, Stanton and Higgins, each of whom was reappointed to serve on the committee for 2006. All of the members of the Audit Committee are independent in accordance with applicable rules promulgated by the Securities and Exchange Commission (the “SEC”) and NASDAQ listing standards. Each current member is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. The Board of Directors has determined that Mr. Walker and Mr. Stanton are both “audit committee financial experts” as defined in Item 401(h) of Regulation S-K promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During the last fiscal year, the committee met six times.

Compensation Committee

The purpose of the Compensation Committee is to determine the salary and bonus to be paid to the Company’s Chief Executive Officer and to review the salaries and bonuses for the Company’s other executive officers. The committee also administers the Company’s stock option plans and meets either independently or in conjunction with the Company’s full Board of Directors to grant options to eligible individuals in accordance with the terms of the plans. During the past fiscal year, the Compensation Committee was composed of Messrs. Alberg, Bayley and Higgins. Each of the committee members is independent in accordance with applicable NASDAQ listing standards and will continue to serve on the committee in 2006. During the last fiscal year, the committee met four times.

Nominating and Corporate Governance Committee

The primary purpose of the Nominating and Corporate Governance Committee is to identify and recommend individuals to be presented to the Company’s shareholders for election or re-election to serve on the Board of Directors. The Committee is also responsible for oversight of the Company’s corporate governance affairs and policies. During the past fiscal year the Nominating and Corporate Governance Committee was composed of Messrs. Alberg, Bayley, Higgins, Stanton and Walker, all of whom are independent in accordance with applicable NASDAQ listing standards and all of whom will continue to serve on the committee in 2006. During the last fiscal year, the committee met two times.

Lead Independent Director

The Lead Independent Director assists the Chair and the remainder of the Board in assuring effective corporate governance. The Lead Independent Director’s responsibilities also include assisting the Chair in reviewing the functions of board committees, recommending the creation or discontinuance of committees, considering questions of potential conflicts of interest, acting as a resource on governance matters and acting as the spokesperson for the Company in the event of the absence or incapacity of the Chair. Mr. Bayley served as Lead Independent Director during fiscal year 2005 and will continue to serve in this role during fiscal year 2006.

Director Nominations and Qualifications

The Nominating and Corporate Governance Committee will consider nominees for the Board of Directors recommended by shareholders with respect to elections to be held at the annual meeting of shareholders. In accordance with the Company’s Restated Bylaws, to nominate a director for election to the Board of Directors at an annual meeting of shareholders, a shareholder must deliver written notice of such nomination to the Secretary of the Company not fewer than 60 days nor more than 90 days prior to the date of the annual meeting (or if less than 60 days’ notice or prior public disclosure of the date of such annual meeting is given or made to the shareholders, not later than the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made). The notice of a shareholder’s intention to nominate a director must include:

•	information about the shareholder making the nomination, including the name and address of the shareholder and number of shares of ADIC beneficially owned by the shareholder;

•	a representation that the shareholder is entitled to vote at the meeting at which directors will be elected, and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the name and address of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC’s proxy rules if the person had been nominated for election by the Board of Directors;

•	a description of any arrangements or understandings between the shareholder and such nominee and any other persons (including their names), pursuant to which the nomination is made; and

•	the consent of each such nominee to serve as a director if elected.

The Chair of the Board, other directors and executive officers also may recommend director nominees to the Nominating and Corporate Governance Committee. The committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other nominees. These criteria include the candidate’s experience, skills and personal accomplishments, as well as other factors that are listed as an appendix to the Nominating and Corporate Governance Committee charter, which is posted on the Company’s Internet site, www.adic.com/corporategovernance. In the past, the committee has not retained any third party to assist it in identifying candidates.

COMPENSATION OF DIRECTORS

In 2005, nonemployee directors were paid an annual retainer of $15,000 in quarterly installments. In addition to this amount, the Chair of the Company’s Audit Committee and the Lead Independent Director were paid an additional annual retainer of $2,500, also in quarterly installments. Mr. van Oppen, the employee director, is not paid any fees for serving as a member of the Board of Directors or any committee. Effective the beginning of 2006, the cash compensation paid to non-employee directors will be an annual retainer of $18,000, payable in quarterly installments (with no additional per meeting fees). In addition to this amount, the Lead Independent Director and the Chair of the Company’s Audit Committee will be paid an additional $6,000 annual retainer and the Audit Committee members will be paid an additional $2,000 annual retainer, all payable in quarterly installments.

Pursuant to a program administered under ADIC’s 1999 Stock Incentive Compensation Plan (the “Program”), each director who is not an employee of the Company (an “Eligible Director”) automatically receives a nonqualified stock option to purchase 24,000 shares of common stock upon his or her initial election or appointment. Such options vest in four equal annual installments of 6,000 shares beginning one year after the date of grant. The Program also provides for an automatic annual grant of options to purchase 6,000 shares of common stock to each Eligible Director on the date of each annual meeting of shareholders. Such options granted to Eligible Directors fully vest on the date of the next annual meeting of shareholders. All options granted under the Program prior to the 2006 annual meeting of shareholders expire ten years from the grant date, and all options granted under the Program on or after such date will expire five years after the grant date. The 1999 Stock Incentive Compensation Plan is administered by the Compensation Committee of the Company’s Board of Directors.

CODE OF CONDUCT AND CODE OF ETHICS

The Company has adopted a Code of Conduct and Code of Ethics (the “Code”) that applies to all of its Team Members, including the Company’s Chief Executive Officer and Chief Financial Officer. The Code is posted on the Company’s Internet site, www.adic.com/corporategovernance. The Company intends to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the Code with respect to the Company’s Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on its Internet site.

EXECUTIVE OFFICERS

The following are the Company’s executive officers who will serve in the capacities noted until their successors are appointed or until resignation or removal:

Name	Age	Position
Peter H. van Oppen	53	Chair of the Board and Chief Executive Officer
Jon W. Gacek	44	Chief Financial Officer and Executive Vice President, Finance and Operations
Charles H. Stonecipher	44	Executive Vice President, Strategy and Corporate Development
William C. Britts	47	Co-Executive Vice President, Products, Sales and Service
Lisa A. Clarke	36	Co-Executive Vice President, Products, Sales and Service

Each executive officer of the Company is appointed annually by the Board of Directors. For a biographical summary of Mr. van Oppen see, “Continuing Directors.”

Jon W. Gacek.    Mr. Gacek has served as Chief Financial Officer since he joined the Company as Senior Vice President in November 1999. He has served as Executive Vice President, Finance since April 2004 and as Executive Vice President, Operations since September 2004. Prior to joining the Company, he was an audit partner at PricewaterhouseCoopers LLP and led the Technology Practice in that firm’s Seattle office. He joined Price Waterhouse in 1985 and was admitted as a partner in 1996. While at PricewaterhouseCoopers LLP, Mr. Gacek assisted several private equity investment firms, with a number of mergers, acquisitions, leveraged buyouts and other transactions. He has additional experience in early-stage venture-backed companies. Mr. Gacek is a director of Loud Technologies, Inc. and HouseValues, Inc., both of which are publicly traded. He holds a B.A. in Accounting from Western Washington University.

Charles H. Stonecipher.    Mr. Stonecipher has served as Executive Vice President, Strategy and Corporate Development since 2005. Prior to that time, he served as Executive Vice President, Product Development and Strategy from 2004 to 2005, as President and Chief Operating Officer from 1997 to 2004, and as Senior Vice President and Chief Operating Officer from 1995 to 1997. Mr. Stonecipher also served as Vice President, Finance and Administration and Chief Financial Officer of Interpoint Corporation, which owned the Company from 1994 to 1996. Prior to joining Interpoint, Mr. Stonecipher served as a Manager at Bain & Company in San Francisco from 1989 to 1994. He is a director of Key Technology, Inc., a public company. He holds B.S. and M.S. degrees in mechanical engineering from Stanford University, where he graduated Phi Beta Kappa, and an M.B.A. from Harvard Business School.

William C. Britts.    Mr. Britts was named Co-Executive Vice President, Products, Sales and Service in February 2006. He served as Executive Vice President, Worldwide Sales and Marketing from 1998 to 2006, as Vice President, Sales and Marketing from 1995 to 1997 and as Director of Marketing in 1994. For seven years prior to joining the Company, Mr. Britts served in a number of marketing and sales positions with Raychem Corporation and its subsidiary, Elo TouchSystems. He holds B.S. and M.S. degrees in mechanical engineering from Virginia Polytechnic Institute and an M.B.A. from Harvard Business School.

Lisa A. Clarke.    Ms. Clarke was named Co-Executive Vice President, Products, Sales and Service in February 2006. She served as Executive Vice President, Global Services, Human Resources and Information Technology from June 2005 to February 2006. Prior to that time, she served as Senior Vice President, Global Services beginning in September 2004 and as Vice President, Human Resources beginning in April 2004. She was Vice President, Global Services from 2002 to 2004, Executive Director of ADIC EMEA from 2000 to 2001, Executive Director of Sales Operations from 1998 to 2000, and Director of Channel Development from 1997 to 1998. Prior to joining the Company, Ms. Clarke held various finance and operations leadership roles at Interpoint Corporation, which owned the Company from 1994 to 1996. Her board memberships include a nationally-based non-profit organization and a Seattle area executive business consortium. Ms. Clarke attended the University of Washington and completed both a B.A. in business administration and an M.B.A from Kent State University, where she graduated summa cum laude.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth certain information regarding the Company’s Chief Executive Officer (the “CEO”) and the four other most highly compensated executive officers of the Company (together with the CEO, the “named executive officers”) during the fiscal years ended October 31, 2005, 2004 and 2003.

Summary Compensation Table

Name and Principal Position	Annual Compensation					Long Term Compensation Awards	All Other Compensation ($)(2)
	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)		Securities Underlying Options (#)
Peter H. van Oppen Chair and Chief Executive Officer	2005 2004 2003	348,077 340,000 340,000	— — 240,000	— — —		50,000 60,000 40,000	6,828 7,042 6,552
Jon W. Gacek Chief Financial Officer and Executive Vice President, Finance and Operations	2005 2004 2003	263,462 248,846 233,077	— — 130,000	— — —		40,000 40,000 40,000	6,952 6,900 6,602
Charles H. Stonecipher Executive Vice President, Strategy and Corporate Development	2005 2004 2003	256,923 278,125 292,500	— — 185,000	— — —		25,000 40,000 30,000	6,450 6,370 6,552
William C. Britts Co-Executive Vice President, Products, Sales and Service	2005 2004 2003	263,462 257,863 257,500	— — 162,225	— 122,888 94,586	(3) (3)	40,000 40,000 30,000	6,828 7,032 2,952
Lisa A. Clarke Co-Executive Vice President, Products, Sales and Service	2005 2004 2003	199,231 176,731 164,039	— — 65,000	— — —		32,500 30,000 15,000	6,505 5,004 4,673

(1)	Consists of ADIC Bonus Plan awards.

(2)	For fiscal year 2005, consists of matching contributions to ADIC’s 401(k) plan of $6,300 for Messrs. van Oppen and Britts, $6,424 for Mr. Gacek, $5,922 for Mr. Stonecipher and $5,977 for Ms. Clarke. Also includes amounts paid for term life insurance of $528 each for Messrs. van Oppen, Gacek, Stonecipher, Britts and for Ms. Clarke.

(3)	Other annual compensation for Mr. Britts relates to living and moving expenses incurred in connection with his temporary assignment to Europe and consists of, for fiscal year 2004 and fiscal year 2003, respectively, $89,346 and $57,829 for rent and related housing and moving expenses, $23,864 and $25,800 for cost of living adjustments and $9,678 and $10,957 for an automobile lease and related expenses.

Option Grants In Last Fiscal Year

The following table sets forth certain information regarding options granted during the fiscal year ended October 31, 2005 to the named executive officers under the Company’s stock option plans.

	Individual Grants
Name	Number of Securities Underlying Options Granted (#) (1)	Percent of Total Options Granted to Team Members in Fiscal Year (2)	Exercise Price Per Share ($) (3)	Expiration Date	Grant Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
						5% ($)	10% ($)
Peter H. van Oppen	50,000	4.83%	$8.68	8/22/2010	8/22/2005	$119,906	$264,961
Jon W. Gacek	40,000	3.86%	8.68	8/22/2010	8/22/2005	95,925	211,969
Charles H. Stonecipher	25,000	2.41%	8.68	8/22/2010	8/22/2005	59,953	132,481
William C. Britts	40,000	3.86%	8.68	8/22/2010	8/22/2005	95,925	211,969
Lisa A. Clarke	32,500	3.14%	8.68	8/22/2010	8/22/2005	77,939	172,225

(1)	These options vest in four equal annual installments beginning one year after the date of grant and expire five years from the grant date.

(2)	Based on options to purchase a total of 1,036,165 shares of common stock granted to Team Members during the fiscal year ended October 31, 2005.

(3)	The exercise price per share represents the fair market value of the common stock on the date of grant.

(4)	The potential realizable value represents amounts, net of exercise price before taxes, which may be realized upon exercise of the option immediately prior to the expiration of the term, assuming stock price appreciation of 5% and 10% over the option term. The 5% and 10% values are calculated based on rules promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth. The actual value, if any, that the named executive officer or any other individual may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

Aggregated Option Exercises In Last Fiscal Year

And Fiscal Year-End Option Values

The following table sets forth certain information regarding options exercised during fiscal year ended October 31, 2005, and options held as of October 31, 2005, by each of the named executive officers.

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at October 31, 2005 (#)		Value of Unexercised In-the-Money Options at October 31, 2005 ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Peter H. van Oppen	—	—	282,500	117,500	$167,813	$74,438
Jon W. Gacek	—	—	135,000	95,000	104,950	75,000
Charles H. Stonecipher	—	—	225,000	75,000	134,250	54,000
William C. Britts	—	—	100,000	175,000	134,250	59,550
Lisa A. Clarke	—	—	73,750	61,250	36,963	30,506

(1)	Value realized is determined by subtracting the exercise price from the fair market value on the date the options were exercised and multiplying the resulting number by the number of underlying shares of common stock.

(2)	Value is calculated based on the difference between the option exercise price and the fair market value of the common stock as of October 31, 2005.

REPORT OF THE COMPENSATION COMMITTEE

ON ANNUAL COMPENSATION

The Compensation Committee of the Board of Directors annually establishes and reviews the compensation levels for the Company’s executive officers. The committee reviews and approves all executive compensation elements, including base salary, bonus, stock option grants and other benefits provided to the Company’s executive officers. The committee is comprised of Board members who are not employees of the Company and who are all independent directors, in accordance with applicable NASDAQ listing standards.

Executive Compensation Policy

The basis of the committee policies for executive officer compensation consists of four key elements: (a) attracting, motivating and retaining key executives critical to the Company’s success, (b) aligning the interests of the executives with the interests of the shareholders, (c) reflecting ADIC’s performance, and (d) promoting excellent performance and attainment of corporate and personal goals by rewarding executives for their individual performance. The executive compensation package is designed to provide incentives for both short and long-term performance through base salary, bonuses based on Company performance and attainment of goals, and stock option grants.

Executive Compensation

Base Salary.    In evaluating and setting salaries, the committee relies upon periodic surveys that provide data by industry and size of company, as well as knowledge of local pay practices as reported in financial periodicals or through information otherwise accessible to the committee. In evaluating salaries for executive officers, the committee also considers a review of individual performance and a general review of the Company’s financial and stock price performance. The base salary for executive officers is reviewed annually, typically in August. Adjustments in the base salary of executive officers may also be considered at other times during the year if warranted by changing responsibilities or other factors. In fiscal year 2005, Ms. Clarke was promoted to executive vice president and responsibilities were adjusted among Messrs. Stonecipher, Gacek and Britts. Each executive officer’s base salary was adjusted commensurate with his or her new responsibilities. For fiscal 2006, the committee approved changes to base salaries for the four executive vice presidents based on, among other things, changes to their individual responsibilities.

Bonuses.    In December 2005, the Company’s Board of Directors approved a revised ADIC bonus plan (the “Revised ADIC Bonus Plan”) which covers certain Team Members who are approved by the Board for inclusion. Such Team Members are expected to include the Company’s executive officers, officers and certain senior Team Members, and Team Members making exceptional contributions during the year. Bonus payments are based upon achievement of corporate performance goals established at the beginning of the fiscal year in the context of the Company’s strategic plan for the year. For fiscal year 2006, such targets relate to operating profit, software sales goals, specific advanced product development objectives and cash flow. Bonus payment amounts for individual Team Members will be established at the end of the fiscal year based on the Team Member’s level of responsibility and performance. Bonus payments under the Revised Bonus Plan are expected to be paid in a single, annual payment following the end of the fiscal year and an assessment of whether the corporate performance goals have been met.

Bonus opportunities in fiscal years 2004 and 2005 were established under a noncontributory bonus plan (the “Bonus Plan”) that covered certain Team Members generally located within the United States and specifically designated by the Board for inclusion in such plan. For these fiscal years, the named executive officers were among those covered. However, the threshold levels for payouts to these individuals were not met, and therefore, no bonus payouts were made to them.

Stock Option Grants.    The Company provides its executive officers with long-term incentives under the 1999 Stock Incentive Compensation Plan and predecessor stock option plans. The stock option plans are a tool used to provide incentives that will attract and retain key executives and employees, thereby maximizing shareholder value. The committee relies upon surveys and general familiarity with the proportion of shares available for stock options in similar technology-based companies to determine appropriate grant levels. Typically annual grants to executive officers are made in August of each year, concurrent with the normal annual performance review and any adjustments to base salary as described above.

Other Compensation.    Other than compensation for living expenses associated with international assignments, the Company does not provide perquisites to its officers. The Company’s health care and other insurance programs are the same for all eligible Team Members, including officers. There are no outstanding loans of any kind to any executive officer of the Company.

Chief Executive Officer Compensation

Compensation for Mr. van Oppen is determined by the Committee in the same manner as for other executive officers, as described above. The committee believes that Mr. van Oppen’s base salary is set at an amount that is somewhat below salaries paid to CEOs of comparable size companies in similar industries or located within the local geographical region. Mr. van Oppen’s base salary of $340,000 per year remained unchanged from 2002 to 2005. Based on the Company’s improving financial performance in fiscal year 2005, the committee increased Mr. van Oppen’s base salary to $375,000 per year. The committee set Mr. van Oppen’s maximum Bonus Plan target percentage payout at 80% of base salary for 2005 and 2006, based on Mr. van Oppen’s relative contribution to the achievement of Company performance thresholds. In 2005, the committee awarded Mr. van Oppen an annual option grant to purchase 50,000 shares of common stock, the terms of which are described above in the table captioned “Option Grants in Last Fiscal Year.”

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the tax deduction available to public companies for compensation paid to individual executive officers to $1 million in any taxable year, unless certain performance, disclosure and shareholder approval requirements are met. The Compensation Committee does not presently expect total cash compensation payable for salaries and bonuses to exceed the $1 million limit for any individual executive. Stock options granted to our executive officers are designed to qualify for the performance-based exemption.

Compensation Committee

Christopher T. Bayley, Chairman

Tom A. Alberg

Frank M. (“Pete”) Higgins

PERFORMANCE GRAPH

The following graph compares the cumulative return among ADIC, the S&P 500 Index and the NASDAQ Computer Index. The graph assumes $100 invested in ADIC common stock, the Standard & Poor’s 500 Index and the NASDAQ Computer Index on October 31, 2000. The stock price performance shown in the graph is historical and is not necessarily indicative of future price performance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that during fiscal year 2005 all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were met, with the exception of one Form 4 for each of the officers van Oppen, Gacek, Stonecipher, Britts and Clarke which were filed late in error.

REPORT OF THE AUDIT COMMITTEE

The members of the Audit Committee are independent in accordance with applicable rules promulgated by the SEC and NASDAQ listing standards. Each member is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. The Board of Directors has determined that Mr. Walker and Mr. Stanton are “audit committee financial experts” as defined in Section 401(h) of Regulation S-K promulgated by the SEC under the Exchange Act. A copy of the Audit Committee’s current charter is posted on the Company’s Internet site, www.adic.com/corporategovernance. The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2005 with the management of the Company. Additionally, the Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 and has discussed with the independent registered public accounting firm the independent accountant’s independence. Based on the discussions and reviews noted above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2005 filed with the SEC.

Audit Committee

Walter F. Walker, Chairman

Frank M. (“Pete”) Higgins

John W. Stanton

Fees Paid To PricewaterhouseCoopers LLP

The following table shows the fees paid or accrued by the Company for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2005 and 2004.

	2005	2004
Audit Fees	$1,461,773	$401,292
Audit-Related Fees	—	—
Tax Fees (1)	$120,986	$180,284
All Other Fees (2)	$1,500	$23,800

	$1,584,259	$605,376

(1)	The tax fees for 2005 and 2004 predominantly relate to the preparation of domestic and international tax returns and tax consulting.

(2)	All other fees in 2005 relate to the purchase of a license to utilize an online accounting guidance tool. All other fees in 2004 predominantly were for professional services related to strategic business planning and preparation of correspondence and a Registration Statement on Form S-8 filed with the SEC.

All audit and non-audit fees were approved in advance by the Audit Committee. The Audit Committee has not adopted any additional pre-approval policies and procedures, but consistent with its charter, it may do so in the future. When it is efficient to do so, we use third parties other than the Company’s auditors to perform non-audit work, such as tax work, on behalf of the Company.

The Audit Committee has considered and concluded that the provision of the non-audit services in the table above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL

SHAREHOLDERS

The following table sets forth information as of January 26, 2006, unless otherwise noted below, with respect to the beneficial ownership of shares of common stock by (a) each person who is known by the Company to own beneficially 5% or more of the outstanding shares of common stock, (b) each director of the Company, (c) each of the Company’s current executive officers for whom compensation is reported in this Proxy Statement and (d) all directors and current executive officers of the Company as a group. Except as noted, the Company believes that the beneficial owners listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares. Unless otherwise indicated, the address of each of the individuals below is: c/o Advanced Digital Information Corporation, P.O. Box 97057, 11431 Willows Road N.E., Redmond, Washington 98073-9757.

	Shares Beneficially Owned
Name	Number	Percent
Artisan Partners LP (1)	3,870,500	6.26
Tom A. Alberg (2)	230,675	*
Christopher T. Bayley (3)	113,000	*
Frank M. (“Pete”) Higgins (4)	36,000	*
John W. Stanton (5)	3,126,656	5.06
Walter F. Walker (6)	232,000	*
Peter H. van Oppen (7)	651,616	1.05
Jon W. Gacek (8)	97,957	*
Charles H. Stonecipher (9)	301,068	*
William C. Britts (10)	231,232	*
Lisa A. Clarke (11)	51,750	*
All directors and current executive officers as a group (10 persons) (12)	5,071,954	8.20

*	Represents holdings of less than 1%.

(1)	Based on information received by the Company in January 2006 and information in the Form 13G Holdings Report filed with the SEC by Artisan Partners LP, 875 East Wisconsin Ave #800, Milwaukee, WI 53202.

(2)	Includes 30,000 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days. Includes 71,200 shares owned by Raven Trust, a charitable trust of which Mr. Alberg and his spouse are the sole trustees. Includes 12,000 shares held for the children of Mr. Alberg under the Uniform Transfer to Minors Act.

(3)	Includes 30,000 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days. Includes 4,000 shares owned by Mr. Bayley’s spouse.

(4)	Includes 36,000 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days.

(5)	Includes 30,000 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days. Includes 75,000 shares owned by a family trust. Does not include 50,000 shares owned by Aven Foundation, a foundation controlled by Mr. Stanton and his spouse. Mr. Stanton and his spouse disclaim beneficial ownership over the shares held by Aven Foundation.

(6)	Includes 30,000 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days.

(7)	Includes 215,000 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days. Includes 8,528 shares owned by Mr. van Oppen’s spouse. Does not include 5,600 shares that are held in trust for Mr. van Oppen’s children or 3,000 shares held in a trust (of which Mr. van Oppen serves as trustee) for the benefit of certain minor relatives of Mr. van Oppen, as to which he disclaims beneficial ownership.

(8)	Includes 97,500 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days.

(9)	Includes 175,000 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days.

(10)	Includes 165,000 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days.

(11)	Includes 46,250 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days.

(12)	Includes 854,750 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days.

CERTAIN TRANSACTIONS

Change in Control Agreements

The Company has executed Change of Control Agreements with certain key Team Members including each of its officers. These agreements provide that upon a “change of control” (as defined in the agreements), the Company or its affiliated companies will continue to employ such officer, in accordance with the terms of the agreement, for a specified period (the “Employment Period”). The Employment Period is three years in the case of the Company’s Chief Executive Officer, Peter H. van Oppen, and its Executive Vice President, Strategy and Corporate Development, Charles H. Stonecipher; two years in the case of the Company’s Chief Financial Officer and Executive Vice President, Finance and Operations, Jon W. Gacek, its Co-Executive Vice President, Product, Sales and Service, William C. Britts, and its Co-Executive Vice President, Product, Sales and Service, Lisa A. Clarke and one year for the Company’s other officers. During the applicable Employment Period, such officer’s position and duties would remain commensurate to those prior to the change of control, and such officer would be employed at a location within 35 miles of where such officer was employed prior to the change of control. During the applicable Employment Period, each such officer will be entitled to receive an annual base salary at least equal to his or her annual salary for the fiscal year in which the change of control occurs plus an annual bonus equal to at least 75% of the highest annual bonus paid or payable to the officer in respect of the two fiscal years immediately preceding the fiscal year in which the change of control occurs. In addition, during the applicable Employment Period each such officer will be entitled to participate in insurance and employee benefit programs and to reimbursement for reasonable employment expenses, as generally available to other employees after the change of control.

If during the Employment Period the officer’s employment is terminated by the Company for any reason other than death, disability or “cause,” or by the officer for “good reason” (as such terms are defined in the agreements), such officer will be entitled to certain other benefits, including a lump-sum payment equal to all accrued or deferred compensation, plus severance pay equal to one, two or three times the sum of the officer’s annual base salary for the fiscal year in which the termination occurs (such multiple equal to the Employment Period applicable to the officer) and an amount equal to 75% of the highest annual bonus paid or payable to the officer for the three years preceding his or her termination. In addition, any officer so terminated will be entitled to immediate vesting of outstanding stock options and severance amounts otherwise payable under the change of control agreements and subject to reduction in the event that such payments constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. The Company unilaterally may terminate any of the change of control agreements at any time by giving notice to the officer. Such termination would be effective one year following the date of such notice and would be ineffective with respect to a change of control that occurred during such one-year period.

Related Transactions

Tim van Oppen, brother of the Company’s Chair and CEO Peter van Oppen, is a partner in the San Francisco office of the accounting firm Deloitte & Touche USA LLP (“Deloitte”). During fiscal year 2005 the Company paid Deloitte total fees of $1,011,624 for tax services.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP served as the Company’s independent registered public accountants in fiscal year 2005. In accordance with its Charter, the Audit Committee will select and retain the Company’s independent registered public accountants for 2006 at the Audit Committee’s next meeting to be held after the date hereof. The Audit Committee is still consulting with PricewaterhouseCoopers LLP and others to gather sufficient facts to make a determination that is in the best interests of the Company. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement, if desired.

SHAREHOLDER PROPOSALS FOR FISCAL YEAR 2006 ANNUAL MEETING

In accordance with the Company’s Restated Bylaws, a shareholder proposing to transact business at the Company’s annual meeting of shareholders must provide notice of such proposal, in the manner required by the Company’s Restated Bylaws, not fewer than 60 nor more than 90 days prior to the date of the annual meeting (or, if the Company provides less than 60 days’ notice of such meeting, no later than 10 days after the date of the Company’s notice). Shareholder proposals to be considered for inclusion in the Company’s proxy statement and form of proxy relating to its annual meeting of shareholders to be held in March 2007 must be received by the Company no later than October 13, 2006.

IMPORTANT NOTICE REGARDING DELIVERY OF DOCUMENTS TO SHAREHOLDERS

SHARING AN ADDRESS

As permitted by the SEC’s proxy rules, the Company will “household” the Company’s proxy statements and annual reports by delivering only one annual report or proxy statement to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders or unless otherwise required by state law. The Company will, upon written or oral request, deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the documents has been delivered. To request, in the future, a separate copy of the annual report and proxy statement, or to request a single copy of the annual report and proxy statement (if you are shareholders sharing an address but currently receiving multiple copies), you should notify the Company’s Transfer Agent at the following address and telephone number:

American Stock Transfer & Trust Company

59 Maiden Lane

New York, NY 10038

1-800-937-5449

OTHER MATTERS

The Company is not aware, as of the date hereof, of any matters to be voted upon at the annual meeting other than as stated in the accompanying Notice of Annual Meeting of Shareholders. The accompanying Proxy gives discretionary authority to the persons named therein to vote the shares in their best judgment if any other matters are properly brought before the annual meeting.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the Company’s Annual Report to Shareholders for the 2005 fiscal year, which also includes the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005 (including financial statements), accompanies this Proxy Statement.

ADVANCED DIGITAL INFORMATION CORPORATION

11431 Willows Road N.E.

P.O. Box 97057

Redmond, WA 98073-9757

Proxy For Annual Meeting Of Shareholders March 15, 2006

This Proxy Is Solicited On Behalf Of

The Board Of Directors

The undersigned appoints Jon W. Gacek and Yukio Morikubo, and either of them, with full powers of substitution, attorneys and proxies to vote all shares of stock of the undersigned entitled to vote at the Annual Meeting of Shareholders of Advanced Digital Information Corporation (“ADIC”) to be held at The Silver Cloud Inn, 2122 152nd Avenue NE, Redmond, Washington, on Wednesday, March 15, 2006 at 10:00 a.m. local time and any adjournment or postponements thereof with all the powers the undersigned would possess if personally present.

The proxy will be voted in accordance with the instructions given. Unless revoked or otherwise instructed, the shares represented by this proxy will be voted “FOR ALL” in item 1, and in accordance with the discretion of the proxies upon all other matters which may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors at present knows of no other matters to be brought before the meeting.

IMPORTANT — PLEASE DATE AND SIGN ON THE OTHER SIDE.

ADVANCED DIGITAL INFORMATION CORP. 11431 WILLOWS ROAD N.E. P.O. BOX 97057 REDMOND, WA 98073-9757

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Advanced Digital Information Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Advanced Digital Information Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE DATE AND MAIL IN ENCLOSED POSTAGE-PAID ENVELOPE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ADICP1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADVANCED DIGITAL INFORMATION CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” IN ITEM 1.	For All	Withhold All	For All Except	To withhold authority to vote for one of the two nominees, mark “For All Except” and write the nominee’s number on the line below.
	☐	☐	☐	______________________________________
1. ELECTION OF DIRECTORS

NOMINEES:
01) Christopher T. Bayley
02) Frank M. (“Pete”) Higgins

PLEASE SIGN AS YOUR NAME APPEARS. Trustees, Guardians, Personal and other Representatives, please indicate full titles.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date